As filed with the Securities and Exchange Commission on March 14, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESCO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-1723342
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Stephen A. Van Oss
Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael C. McLean
Kirkpatrick & Lockhart Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222
(412) 355-6500
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price(1)(2)	Registration Fee

Common Stock, $.01 Par Value	13,075,536 shares	$35.50(1)	$464,181,528	$54,635(2)

(1)	Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the common stock on March 11, 2005 as reported by the New York Stock Exchange.

(2)	$1,217 of which was previously paid on October 22, 2004 in connection with the unsold securities registered for sale under the Registration Statement on Form S-3 (No. 333-119909) of WESCO International, Inc. and WESCO Distribution, Inc. by the selling stockholders named therein and is being offset against the total filing fee due for this Registration Statement pursuant to Rule 457(p) under the Securities Act of 1933, as amended. Such securities registered for sale by the selling stockholders named therein were deregistered pursuant to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-119909).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 14, 2005
PROSPECTUS
WESCO INTERNATIONAL, INC.
13,075,536 Shares
of Common Stock

        The selling stockholders identified on page 5 may sell from time to time up to 13,075,536 shares of common stock of WESCO International, Inc. owned by them.
      The common stock of WESCO International is listed on the New York Stock Exchange and trades under the ticker symbol “WCC.”
      This prospectus describes some of the general terms that may apply to these securities and the general manner in which these shares may be offered. The specific terms of any shares of common stock to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell shares of common stock unless it is accompanied by a prospectus supplement.
       We urge you to carefully read “Risk Factors” beginning on page 2 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in any securities offered by this prospectus.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                           , 2005.

WHERE YOU CAN FIND MORE INFORMATION
Available Information
      We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement.
      We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet address is http://www.sec.gov. In addition, our common stock, $.01 par value, is listed on the New York Stock Exchange under the ticker symbol “WCC,” and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.wesco.com. The information on our Internet site is not a part of this prospectus.
Incorporation by Reference
      The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until the selling stockholders named in this prospectus sell all of the shares of common stock covered by this prospectus will automatically update and supersede the information contained in this prospectus.
      We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until all of the shares of common stock covered by this prospectus are sold by the selling stockholders named in this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC:

Our SEC Filings (File No. 001-14989)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2004
Current Reports on Form 8-K	January 13 and February 4, 2005
Form 8-A	May 4, 1999

      Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.
      Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: WESCO International, Inc., Attention: Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number: (412) 454-2200. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

ii

SUMMARY
      This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in our common stock. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the shares of common stock that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. Unless the context otherwise requires, references to “WESCO International”, the “Company”, “we”, “our” and “us” and similar terms mean WESCO International, Inc. and its subsidiaries and predecessors.
WESCO International, Inc.
      With sales of approximately $3.7 billion in 2004, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as “MRO.” We are the second largest distributor in the estimated $83 billion U.S. electrical distribution industry, and the largest provider of integrated supply services. Our integrated supply solutions and outsourcing services are designed to fulfill a customer’s industrial MRO procurement needs through a highly automated, proprietary electronic procurement and inventory replenishment system. This system allows our customers to consolidate suppliers and reduce their procurement and operating costs. We have approximately 350 branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We serve over 100,000 customers worldwide, offering over 1,000,000 products from over 24,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our leading market positions, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to compete effectively against the companies in our industry.
      We are a Delaware corporation with our principal executive offices located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number (412) 454-2200. Our Internet website is www.wesco.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.
About This Prospectus
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, one or more of the selling stockholders named in this prospectus may sell up to an aggregate of 13,075,536 shares of our common stock in one or more offerings from time to time. Each time any of the selling stockholders offer common stock under this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts and prices of the common stock being offered, as well as market price and dividend information. The prospectus supplement may also add, update or change information contained in this prospectus.
      You also should read the documents we have referred to you in “Where You Can Find More Information” for additional information about our company, including our financial statements.

RISK FACTORS
      An investment in our common stock involves risks. In deciding whether to invest in our common stock, you should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus. The risks described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occurs, our business and financial results could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.
Our substantial amount of debt requires significant debt service obligations that could adversely affect our ability to fulfill our obligations and could limit our growth and impose restrictions on our business.
      We are and will continue to be for the foreseeable future significantly leveraged. On March 1, 2005, we redeemed $123.7 million in principal amount of our 9 1/8% senior subordinated notes due 2008. Following the redemption, we have outstanding $199.7 million aggregate principal amount of 9 1/8% senior subordinated notes due 2008. We and our subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing our indebtedness. Accordingly, we will have significant debt service obligations. These amounts exclude our accounts receivable securitization program, through which we may sell up to $325.0 million of our accounts receivable to a third-party conduit and remove these receivables and the associated debt from our consolidated balance sheet.
      Our debt service obligations have important consequences, including but not limited to the following:

•	a substantial portion of cash flow from our operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations, future business opportunities and acquisitions and other purposes and increasing our vulnerability to adverse general economic and industry conditions;

•	our ability to obtain additional financing in the future may be limited;

•	as a result of our interest rate swap agreements, approximately $100.0 million of our fixed rate indebtedness has been effectively converted to variable rates of interest, which will make us vulnerable to increases in interest rates;

•	we are more leveraged than certain of our competitors, which might place us at a competitive disadvantage; and

•	we may be hindered in our ability to adjust rapidly to changing market conditions.
      Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under our operating leases or to fund planned capital expenditures or finance acquisitions will depend on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt, make necessary capital expenditures or meet other cash needs. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing.
      A $190.0 million portion of the purchase commitments under our Receivables Facility requires an annual renewal of its terms. That portion of the arrangement expires on August 30, 2005. The remaining $135.0 million portion of the purchase commitments under the facility has a three-year term expiring on August 29, 2007. There can be no assurance that available funding or that any sale of assets or additional financing would be possible in amounts on terms favorable to us.
      Over the next three years, we are obligated to pay approximately $52.0 million relating to earnout agreements associated with past acquisitions, of which $50.0 million is represented by a note payable which is included in our consolidated indebtedness as of December 31, 2004. Another acquisition agreement also contains contingent consideration provisions of up to $17.0 million.
Restrictive debt covenants contained in our revolving credit facility and the indenture under which our senior subordinated notes were issued may limit our ability to take certain actions.
      The revolving credit facility and the indenture under which our senior subordinated notes were issued contain financial and operating covenants that limit the discretion of our management with respect to certain business matters including incurring additional indebtedness and paying dividends. The revolving credit facility also requires us to meet certain fixed charge tests depending on credit line availability. Our ability to comply with these and other provisions of the revolving credit facility and the indenture may be affected by changes in economic or business conditions or other events beyond our control. A failure to comply with the obligations contained in the revolving credit facility or the indenture could result in an event of default under either the revolving credit facility or the indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the revolving credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness.
Downturns in the electrical distribution industry have had in the past, and may in the future have, an adverse effect on our sales and profitability.
      The electrical distribution industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity, which are outside our control. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity, particularly in the construction market, while simultaneously resulting in higher interest payments under the revolving credit facility. In addition, during periods of economic slowdown, such as the one we recently experienced, our credit losses, based on history, could increase. There can be no assurance that economic slowdowns, adverse economic conditions or cyclical trends in certain customer markets will not have a material adverse effect on our operating results and financial condition.
An increase in competition could decrease sales or earnings.
      We operate in a highly competitive industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused in the local service area and is generally based on product line breadth, product availability, service capabilities and price. Other sources of competition are buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability.
      Some of our existing competitors have, and new market entrants may have, greater financial and marketing resources than we do. To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices, thereby adversely affecting financial results. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price and reducing the number of suitable acquisitions. In addition, it is possible that competitive pressures resulting from the industry trend toward consolidation could affect growth and profit margins.
Loss of key suppliers or lack of product availability could decrease sales and earnings.
      Most of our agreements with suppliers are terminable by either party on 60 days’ notice or less. Our ten largest suppliers in 2004 accounted for approximately 35% of our purchases for the period. Our largest supplier was Eaton Corporation, through its Eaton Electrical division, accounting for approximately 12% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of our key suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on our business. Supply interruptions also could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, or other reasons beyond our control. In addition, certain of our products, such as wire and conduit, are commodity price based products and may be subject to significant price fluctuations which are beyond our control. An interruption of operations at any of our five distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Furthermore, we cannot be certain that particular products or product lines will be available to us, or available in quantities sufficient to meet customer demand. Such limited product access could put us at a competitive disadvantage.
A disruption of our information systems could increase expenses, decrease sales or reduce earnings.
      A serious disruption of our information systems could have a material adverse effect on our business and results of operations. Our computer systems are an integral part of our business and growth strategies. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers.
We may be subject to regulatory scrutiny and may sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to internal controls over financial reporting.
      Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor audit such evaluation on an annual basis. Compliance with these requirements is expected to be expensive and time-consuming. While we were able to meet the required deadlines for the year ended December 31, 2004, no assurance can be given that we will meet the required deadlines in future years. If we fail to timely complete this evaluation, or if our auditors cannot timely audit our evaluations, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.
Our largest stockholder can exercise significant influence over our affairs.
      As of the date of this prospectus and before giving effect to any sales hereunder, approximately 28% of the issued and outstanding shares of common stock of WESCO International is held by The Cypress Group LLC and its affiliates. Cypress has the right to appoint one of the nine members of our Board of Directors and historically has had two representatives on our Board of Directors. Accordingly, Cypress and its affiliates can exercise significant influence over our affairs, including the election of our directors, appointment of our management and approval of actions requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.
There is a risk that the market value of our common stock may decline.
      Stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been volatile. It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us or our largest stockholder in the market, or the perception that such sales could occur, could affect the price of our common stock and make it more difficult for us to raise funds through future offerings of common stock.
FORWARD-LOOKING STATEMENTS
      You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
      You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.
      We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in “Risk Factors” could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.
      We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.
USE OF PROCEEDS
      All net proceeds from the sale of common stock under this prospectus will be received by the selling stockholders. Accordingly, we will not receive any of the proceeds from any sale of common stock under this prospectus by any selling stockholder.
SELLING STOCKHOLDERS
      The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of December 31, 2004 by two partnerships affiliated with The Cypress Group L.L.C. (“Cypress”). The selling stockholders may sell up to the maximum number of shares of common stock set forth opposite their respective names in the table below.

				Number of Shares of
				Common Stock
				Beneficially Owned
				After the Sale of
				Maximum Number of
	Shares of Common Stock		Maximum Number of	Shares of Common
	Beneficially Owned		Shares of Common	Stock
			Stock to be Sold
Name of Beneficial Owner	Number	Percentage	Hereunder	Number	Percentage

Cypress Merchant Banking Partners L.P.(1)	12,431,663	26.8%	12,431,663	— *
Cypress Offshore Partners L.P.(1)	643,873	1.4%	643,873	— *

*	Indicates ownership of less than 1.0% of the common stock.

(1)	Cypress is the general partner of Cypress Associates L.P. Cypress Associates L.P. is the general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Messrs. Singleton and Stern, who are directors of WESCO International, are members of Cypress and may be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by such Cypress funds. Messrs. Singleton and Stern disclaim beneficial ownership of such shares.

PLAN OF DISTRIBUTION
      The selling stockholders may offer common stock pursuant to this prospectus in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions; or

•	to holders of other securities in exchanges in connection with acquisitions.
      Upon our receipt of notice by a selling stockholder that an arrangement has been entered into for the sale of any of the common stock offered hereby, a prospectus supplement will be filed. The prospectus supplement will describe the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds to the selling stockholders from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
      Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold by the selling stockholders under that rule rather than pursuant to this prospectus.
      We are not aware of any arrangements by the selling stockholders for the sale of any of the shares covered by this prospectus. We cannot assure you that the selling stockholders will sell any or all of the common stock covered by this prospectus.
Underwriters
      If underwriters are used in a sale, the selling stockholders participating in the sale will execute an underwriting agreement with such underwriters regarding the common stock to be sold. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase common stock from the selling stockholders will be subject to conditions, and the underwriters must purchase all of the shares of common stock if any are purchased.
      The shares of common stock subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of the securities for whom they may act as agent. Underwriters may sell these shares of common stock to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
      The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of common stock subject to the underwriting agreement, at the public offering price stated in the applicable prospectus supplement, under delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of common stock under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.
      In connection with underwritten offerings of shares of common stock, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/ dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.
      These stabilizing transactions, covering transactions and penalty bids may cause the price of our common stock to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.
Agents
      The selling stockholders also may sell any of the shares of common stock through agents designated by them from time to time. Any agent involved in the offer or sale will be identified, and the commissions payable by the selling stockholders to these agents will be disclosed, in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless stated otherwise in the applicable prospectus supplement.
Direct Sales
      The selling stockholders may sell any of the shares of common stock directly to purchasers. In this case, the selling stockholders will not engage underwriters or agents in the offer and sale of these shares of common stock.
Indemnification
      The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of shares of common stock against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.
No Assurance of Liquidity
      Any underwriters that purchase common stock from any of the selling stockholders may make a market in the common stock. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for our common stock.
LEGAL MATTERS
      The validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania.
EXPERTS
      The consolidated financial statements of WESCO International, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC registration fee	$53,418
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Printing fees	50,000
Miscellaneous	31,582
Total	$175,000
      All of the above amounts, other than the SEC filing fee, are estimates only.

Item 15.	Indemnification of Directors and Officers.
      Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation provides, among other things, that the personal liability of our directors is so eliminated.
      Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.
      Our By-laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of WESCO International or is or was serving or has agreed to serve at the request of WESCO International as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. We may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of WESCO International or is or serving or has agreed to serve at the request of WESCO International as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit, or proceeding and any appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of WESCO International and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of WESCO International to procure a judgment in its favor (1) such indemnification will be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to WESCO International unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.
      We are also authorized to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer, or is or was serving at our request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL, provided that such insurance is available on acceptable terms, which determination will be made by a vote of a majority of the entire Board of Directors of WESCO International.

Item 16.	Exhibits.
      The following Exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description

4.1		Indenture, dated as of June 5, 1998, among WESCO International, Inc., WESCO Distribution, Inc. and Bank One, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registration Statement of WESCO International, Inc. and WESCO Distribution, Inc. on Form S-4 filed on September 28, 2001 (File No. 333-70404)).
4.2		Form of 9 1/8% Senior Subordinated Note Due 2008, Series A (included in Exhibit 4.1).
4.3		Form of 9 1/8% Senior Subordinated Note Due 2008, Series B (included in Exhibit 4.1).
4.4		Indenture, dated as of August 23, 2001, among WESCO Distribution, Inc., WESCO International, Inc. and Bank One, N.A. (incorporated herein by reference to Exhibit 4.6 to the Registration Statement of WESCO International, Inc. and WESCO Distribution, Inc. on Form S-4 filed on September 28, 2001 (File No. 333-70404)).
4.5		Form of 9 1/8% Senior Subordinated Note Due 2008 (included in Exhibit 4.4).
+5	.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.
+23	.1	Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included as part of Exhibit 5.1).
24.1		Powers of Attorney (included on signature page).

+	Filed herewith.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the cover of this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on March 14, 2005.

WESCO INTERNATIONAL, INC.

By:	/s/ STEPHEN A. VAN OSS

Name: Stephen A. Van Oss

Title:	Senior Vice President and Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)
POWER OF ATTORNEY
      Each of the undersigned directors and officers of WESCO International, Inc., a Delaware corporation, do hereby constitute and appoint Roy W. Haley and Stephen A. Van Oss, or either of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act , as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.
      Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROY W. HALEY Roy W. Haley	Chairman and Chief Executive Officer (Principal Executive Officer)	March 14, 2005

/s/ STEPHEN A. VAN OSS Stephen A. Van Oss	Senior Vice President and Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)	March 14, 2005

/s/ JAMES L. SINGLETON James L. Singleton	Director	March 14, 2005

/s/ JAMES A. STERN James A. Stern	Director	March 14, 2005

Signature	Title	Date

/s/ MICHAEL J. CHESHIRE Michael J. Cheshire	Director	March 14, 2005

/s/ ROBERT J. TARR, JR. Robert J. Tarr, Jr.	Director	March 14, 2005

/s/ KENNETH L. WAY Kenneth L. Way	Director	March 14, 2005

/s/ GEORGE L. MILES, JR. George L. Miles, Jr.	Director	March 14, 2005

/s/ SANDRA BEACH LIN Sandra Beach Lin	Director	March 14, 2005

/s/ WILLIAM J. VARESCHI William J. Vareschi	Director	March 14, 2005

EXHIBIT INDEX

Exhibit
Number		Description

4.1		Indenture, dated as of June 5, 1998, among WESCO International, Inc., WESCO Distribution, Inc. and Bank One, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registration Statement of WESCO International, Inc. and WESCO Distribution, Inc. on Form S-4 filed on September 28, 2001 (File No. 333-70404)).
4.2		Form of 9 1/8% Senior Subordinated Note Due 2008, Series A (included in Exhibit 4.1).
4.3		Form of 9 1/8% Senior Subordinated Note Due 2008, Series B (included in Exhibit 4.1).
4.4		Indenture, dated as of August 23, 2001, among WESCO Distribution, Inc., WESCO International, Inc. and Bank One, N.A. (incorporated herein by reference to Exhibit 4.6 to the Registration Statement of WESCO International, Inc. and WESCO Distribution, Inc. on Form S-4 filed on September 28, 2001 (File No. 333-70404)).
4.5		Form of 9 1/8% Senior Subordinated Note Due 2008 (included in Exhibit 4.4).
+5	.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.
+23	.1	Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included as part of Exhibit 5.1).
24.1		Powers of Attorney (included on signature page).

+	Filed herewith.